EXHIBIT 99.1

                                 SPEAKING ROSES



FOR IMMEDIATE RELEASE

                     Speaking Roses Announces New Executives

SALT LAKE CITY, Utah - August 8, 2005 - John Winterholler, President & Chief Executive Officer of Speaking Roses International Inc. (OTCBB:SRII), the company with patented technology for printing images and messages on flowers and other organic products, today announced two significant additions to the company's executive management team.

Bradley E. Wittwer has joined Speaking Roses International, Inc. as Chief Financial Officer.

Mr. Wittwer is a senior corporate executive with over 20 years experience in the health care, benefits administration, technology and investment industries. He has acted as Chief Financial Officer and Chief Operating Officer for companies and divisions ranging in size from $30 million to $165 million annual sales. He also has extensive experience with board and client relations and has served as a corporate secretary and treasurer for several corporations. Mr. Wittwer began his career working for IBM and has also worked for Arthur Andersen & Co., Intermountain Health Care, Health Benefits America and United HealthCare. He has a Bachelor's degree in Accounting from Brigham Young University and an MBA with an emphasis in corporate finance, also from BYU.


Michael J. Glauser has joined SRII as Director of Retail Operations.

Mr. Glauser has 25 years experience as an entrepreneur, business founder, management consultant and university professor. He has extensive experience in retail operations, licensing and franchising. He is the founder and former chairman/CEO of Golden Swirl Management Company, and a co-founder of Northern Lights. Both companies were sold to CoolBrands International, a world leader in franchising in the frozen foods industry. Mr. Glauser has also consulted with numerous corporations in the areas of business strategy, expansion planning, organization effectiveness, and management development. He has published numerous articles and two books on entrepreneurship in America. He has recently appeared on Great Day America, First Business from Washington, Voice of America, the G. Gordon Liddy Show, and Associated Press Radio. Mr. Glauser received a Ph.D. in Organizational Studies from Purdue University.

"The additions of Brad and Mike to the Speaking Roses team are significant milestones for the company. The overall experience, breadth, and track record of success of these executives lays the pieces of the foundation in place as we aggressively launch our business strategy," Mr. Winterholler said.

About Speaking Roses International, Inc.

Speaking Roses developed the ability to emboss messages and images directly onto the petals of fresh flowers. Through its unique, patented embossing technology, Speaking Roses can print messages directly on flowers while preserving the integrity of the flower petal. Images can include photos, logos, printed words or handwritten messages. The products are used for every form of communication including gifts, corporate promotions, employee incentives, weddings, funerals, special events, and any other time someone wants to send a unique form of expression. Based in Utah, Speaking Roses has production facilities in Salt Lake, Chicago, Miami and Amsterdam and is available worldwide.

Speaking Roses products may be ordered by calling (800) 801-9855 or online at www.speakingroses.com.


Contact:
Bobbie Downey, Investor Relations
Speaking Roses International Inc.
801-677-7673
bobbie@speakingroses.com


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